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                                                                   EXHIBIT T3B-3


                            LIMITED LIABILITY COMPANY
                                    AGREEMENT
                                       OF
                            TEXAS PETROCHEMICALS LLC

      This Limited Liability Company Agreement is entered into as of the 16th day of March, 2004 by Texas Petrochemicals LP, (the "Member") as the sole member of Texas Petrochemicals LLC. The Member has formed a limited liability company pursuant to the Act and hereby adopts this agreement effective as of March 16, 2004, the date of formation of Texas Petrochemicals LLC, upon the following terms and conditions:

                                   ARTICLE I

                           NAME AND PLACE OF BUSINESS

      The name of the Company is Texas Petrochemicals LLC. Its registered office is located at Corporation Trust Center, 1209 Orange Street, New Castle County, Wilmington, Delaware 19801 and its registered agent at such address is The Corporation Trust Company.

                                   ARTICLE II

                      BUSINESS, PURPOSE AND TERM OF COMPANY

      Section 2.1 Purposes. The purpose of the Company shall be to do all such things for which limited liability companies may be formed under the Act.

      Section 2.2 Term of Company. The term of the Company commenced on March 15, 2004, the date the Certificate the Formation and was filed with the Delaware Secretary of State in accordance with the provisions of the Act and shall continue on a perpetual basis unless dissolved pursuant to Article V of this Agreement.

                                  ARTICLE III

                              CAPITAL CONTRIBUTIONS

      Section 3.1 Capital Contribution by Member. Capital Contributions shall be made from time to time as the Member shall determine.

      Section 3.2 Capital Accounts. A Capital Account shall be maintained for the Member to which shall be credited (i) the Member's Capital Contributions, if any and (ii) all Company revenues. The Capital Account shall be debited with (i) all costs, expenses, and losses of the Company and (ii) the amount of any distributions (including return of capital) made to the Member. No interest shall be paid on the Member's Capital Account.
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                                   ARTICLE IV

                            MANAGEMENT OF THE COMPANY

      Section 4.1 General. The sole Manager (the "Manager") shall be responsible for the management of the Company. The initial Manager shall be Carl
S. Stutts. The Manager shall have the right, power and authority to manage, direct and control all of the business and affairs of the Company, to transact business on behalf of the Company, to sign for the Company or on behalf of the Company or otherwise to bind the Company.

      Section 4.2 Delegation of Powers of the Manager. The Manager shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to delegate the management, control, administration, and operation of the business and affairs of the Company or the custody of the Company's assets for all purposes stated in this Agreement. Such delegation shall be as provided in such documentation as the Manager shall determine. Any such delegation shall not cause the Manager to cease to be the Manager.

      Section 4.3 Officers. The Manager may, from time to time as it deems advisable, appoint officers of the Company with or without such titles as it may elect, including, without limitation, the titles of President, Vice President, Treasurer, and Secretary, to act on behalf of the Company with such power and authority as the Manager may delegate in writing to any such persons. Unless the Manager decides otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such person of the authorities and duties that are normally associated with that office. Any delegation pursuant to this Section 4.3 may be revoked at any time by the Member. An officer of the Company may be removed by the Manager with or without cause.

      Section 4.4 Powers of the Manager. The Manager shall have the right, power and authority, in the management of the business and affairs of the Company, to do or cause to be done any and all acts deemed by the Manager to be necessary or appropriate to effectuate the business, purposes and objectives of the Company at the expense of the Company, including but not limited to the execution of all documents or instruments in all matters necessary, desirable, convenient or incidental to the purpose of the Company or the making of investments of Company funds.

      Section 4.5 Reliance by Third Parties. Any person or entity dealing with the Company may rely on a certificate signed by the Manager as to:

            (i)    the identity of the Manager;

            (ii) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Member or are in any matter germane to the affairs of the Company;

            (iii) the persons who or entities which are authorized to execute and deliver any instrument or document of or on behalf of the Company; or
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            (iv)   any act or failure to act by the Company or as to any other matter whatsoever involving the Company.

      Section 4.6 Actions Requiring Approval. Notwithstanding any other provision of this Agreement, the written consent of the Member shall be required to approve the following matters:

            (i)    the dissolution or winding up of the Company;

            (ii)   the merger or consolidation of the Company;

            (iii) the sale, transfer, contribution, exchange, mortgage, pledge, encumbrance, lease or other disposition or transfer of all or substantially all of the assets of the Company;

            (iv)   the declaration of any distributions by the Company; and

            (v)    amendments to this Agreement.

                                   ARTICLE V

                                   DISSOLUTION

      The Company shall be dissolved, and shall terminate and wind up its affairs, upon the first to occur of the following:

      (a) the written consent of the Member to dissolve the Company; or

      (b) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

                                   ARTICLE VI

                         GOVERNING LAW AND JURISDICTION

      This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to principles of conflicts of laws).

                                  ARTICLE VII

                                 INDEMNIFICATION

      Section 7.1  Indemnification and Liability.

      (a) To the maximum extent permitted by applicable law, the Manager and the officers of the Company shall not be liable to the Company or any other third party (i) for mistakes of judgment, (ii) for any act or omission suffered or taken by it, or (iii) for losses, damages or claims due to any such mistakes, action or inaction.

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      (b) Except as may be restricted by applicable law, the Manager and the officers of the Company shall not be liable for and the Company shall indemnify the Manager and the officers of the Company against, and agrees to hold the Manager and the officers of the Company harmless from, all liabilities and claims (including reasonable attorney's fees and expenses in defending against such liabilities and claims) against the Manager or any such officer, arising from the Manager's or such officer's performance of its duties in conformance with the terms of this Agreement.

      (c) The Manager and any officer of the Company may consult with legal counsel or accountants selected by the Manager or such officer and, to the maximum extent permitted by applicable law, any action or omission suffered or taken in good faith in reliance and in accordance with the written opinion or advice of any such counsel or accountants (provided such counsel or accountants have been selected with reasonable care) shall be fully protected and justified with respect to the action or omission so suffered or taken.

                                  ARTICLE VIII

                                    TAXATION

      For purposes of federal taxation (and, to the extent applicable, state taxation), the Company shall be disregarded as an entity separate from its owner under Treasury Regulation section 301.7701-2(c)(2), or any successor provisions. No election shall be made that would prevent the Company from being disregarded as an entity separate from its owner.

                                   ARTICLE IX

                             ASSIGNMENT OF INTERESTS

      The Member may Transfer all or part of its Membership Interest in the Company.

                                    ARTICLE X

                      WINDING UP AND DISTRIBUTION OF ASSETS

      Section 10.1 Winding Up. If the Company is dissolved, the Member shall wind up the affairs of the Company.

      Section 10.2 Distribution of Assets. Upon the winding up of the Company, subject to the provisions of the Act, the Member shall pay or make reasonable provision to pay all claims and obligations of the Company, including all costs and expenses of the liquidation and all contingent, conditional or unmatured claims and obligations that are known to the Member but for which the identity of the claimant is unknown. If there are sufficient assets, such claims and obligations shall be paid in full and any such provision shall be made in full. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of assets available therefor. Any remaining assets shall be distributed to the Member.

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                                   ARTICLE XI

                                  MISCELLANEOUS

      Section 11.1 Separability of Provisions. Each provision of this Agreement shall be considered separable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

      Section 11.2 Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof.

      Section 11.3 Amendments. This Agreement may not be modified, altered, supplemented or amended except by the written consent of the Member.

                                  ARTICLE XII

                                   DEFINITIONS

      As used herein, the following terms shall have the indicated definitions.

      "Act" means the Delaware Limited Liability Company Act, 6 De., C. Section 18-101 et seq., as may be amended from time to time.

      "Agreement" means this Limited Liability Company Agreement, as may be amended from time to time.

      "Capital Account" means a separate accounting maintained with respect to the Member pursuant to Section 3.2 of this Agreement.

      "Capital Contribution" means the contribution by the Member to capital of the Company.

      "Certificate of Formation" means the Certificate of Formation of the Company as filed with the Delaware Secretary of State on March 15, 2004, as the same may be amended from time to time.

      "Company" means Texas Petrochemicals LLC, a Delaware limited liability company.

      "Manager" shall have the meaning set froth in Section 4.1 hereto.

      "Membership Interest" means the ownership interest of the Member in the Company, including any and all rights, powers, benefits, duties or obligations conferred or imposed on the Member under the Act or this Agreement.

      "Transfer" means a transfer, assignment, pledge or encumbrance relative to any Membership Interest in the Company.

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         IN WITNESS WHEREOF, the Member has executed and delivered this Limited
Liability Company Agreement the day and year first above written.

                                         TEXAS PETROCHEMICALS LP

                                         By: TPC Holding Corp.
                                             its general partner

                                             By:
                                                --------------------------------
                                             Name:
                                                  ------------------------------
                                             Title:
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